FT 10778

TRUST AGREEMENT

Dated: June 15, 2023

This Trust Agreement among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee and First Trust Advisors L.P., as Portfolio Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for FT 10366 and certain subsequent Series, effective October 25, 2022" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee and the Portfolio Supervisor agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the Provisions of Part II and Part III hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument. Facsimile or electronic signatures (including signatures in Portable Document Format (PDF)) to this Trust Agreement shall be acceptable and binding, and this Trust Agreement may be delivered by facsimile or other electronic means (including by electronic mail or a designated document storage website) confirmed by electronic mail.

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

CORPORATE INVESTMENT GRADE LADDERED PORTFOLIO, SERIES 24

The following special terms and conditions are hereby agreed to:

A.The Securities defined in Section 1.01(22) listed in Schedule A hereto have been deposited in trust under this Trust Agreement.

B.The aggregate number of Units outstanding for the Trust on the Initial Date of Deposit and the initial fractional undivided interest in and ownership of the Trust represented by each Unit thereof are set forth in the Prospectus in the section "Summary of Essential Information."

Documents representing this number of Units for the Trust are being delivered by the Trustee to the Depositor pursuant to Section 2.03 of the Standard Terms and Conditions of Trust.

C.The First General Record Date and the amount of the second distribution of funds from the Interest Account shall be the record date for the first distribution from the Interest Account and the amount of such distribution as set forth in the "Summary of Essential Information" in the Prospectus.

D.The "First Settlement Date" is the date set forth in the "Summary of Essential Information" in the Prospectus.

E.First Trust Advisors L.P.'s compensation as referred to in Section 3.15 of the Standard Terms and Conditions of Trust and First Trust Portfolios L.P.’s compensation as referred to in Section 4.03 of the Standard Terms and Conditions of Trust shall be an annual aggregate fee in the amount of $0.81 per Unit. The Trustee shall pay such aggregate amount to First Trust Advisors L.P. which shall be responsible to remit the Depositor’s fee to First Trust Portfolios L.P. First Trust Advisors L.P. shall confirm such remittance and the amount thereof to the Trustee upon request.

F.The Trustee's compensation as referred to in Section 6.04 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $1.34 per Unit calculated based on the largest number of Units outstanding during the calendar year except during the initial offering period as determined in Section 4.01 of this Indenture, in which case the fee is calculated based on the largest number of units outstanding during the period for which the compensation is paid (such annual fee to be pro rated for any calendar year in which the Trustee provides services during less than the whole of such year). However, in no event, except as may otherwise be provided in the Standard Terms and Conditions of Trust, shall the Trustee receive compensation in any one year from any Trust of less than $2,000 for such annual compensation.

Part III

IN WITNESS WHEREOF, First Trust Portfolios L.P., The Bank of New York Mellon, and First Trust Advisors L.P. have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.

FIRST TRUST PORTFOLIOS L.P.,

 Depositor

First Trust Advisors L.P.,

 Portfolio Supervisor

By /s/ Elizabeth H. Bull
 Senior Vice President of:

  First Trust Portfolios L.P. and

  First Trust Advisors L.P.

THE BANK OF NEW YORK MELLON, Trustee

By /s/ Ann S. Hom

Vice President

SCHEDULE A TO TRUST AGREEMENT

Securities Initially Deposited

FT 10778

(Note: Incorporated herein and made a part hereof for the Trust is the "Schedule of Investments" for the Trust as set forth in the Prospectus.)